Exhibit 10.3

Execution Version

INTERCOMPANY CREDIT AGREEMENT

This INTERCOMPANY CREDIT AGREEMENT (this “Agreement”) is made as of October 16, 2013 (the “Effective Date”), between Antero Resources Corporation, a Delaware corporation, with principal offices at 1625 17th Street, Denver, Colorado 80202 (“Lender”), and Antero Resources Midstream LLC, a Delaware limited liability company, with principal offices at 1625 17th Street, Denver, Colorado 80202 (“Borrower”).

Capitalized terms not defined in the body of this Agreement shall have the meaning set forth in Exhibit A.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lender and Borrower agree as follows:

1.                                      Loans. Subject to the terms and conditions of this Agreement, from time to time during the period from the Effective Date to the earlier of (i) May 12, 2016 or (ii) the consummation of Borrower’s “Qualified Public Offering” (as such term is defined in the limited liability company agreement of Borrower) (the “Maturity Date”), Lender agrees to make loans (“Loans”) to Borrower in an aggregate principal amount outstanding not to exceed $500,000,000 (the “Commitment Amount”) at any time and from time to time. Within the foregoing limits, Borrower may borrow, repay and reborrow Loans in accordance with the terms and conditions hereof.

2.                                      Repayment of the Loans/Evidence of Debt. Borrower promises to pay the then-outstanding principal balance of the Loans, together with interest accrued and outstanding thereon and any other sums due hereunder, on the Maturity Date or such earlier date upon which the maturity of the Loans may have been accelerated pursuant to Section 8 hereof.  Borrower shall prepare, execute and deliver a Revolving Note (the “Note”) payable to Lender in the form set forth in Exhibit B evidencing such Loans. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times be represented by one or more Notes in such form payable to the Lender.

3.                                      Procedure for Borrowing. Borrower may borrow Loans on any Business Day; provided that Borrower shall give written notice (each a “Borrowing Notice”) to Lender no later than the close of business on the day three days prior to the date of funding (each a “Borrowing Date”).  Borrower shall give such notice in a form reasonably acceptable to Lender, which at minimum shall specify (i) the amount of Loans to be borrowed, (ii) the requested Borrowing Date and (iii) the location and number of the Borrower’s account to which funds are to be disbursed.  A Loan may only be made in United States dollars.  The Lender will make such Loans available to the Borrower on the applicable Borrowing Date by promptly crediting such amounts to the account of the Borrower designated by the Borrower in the applicable Borrowing Notice.

4.                                      Interest. Borrower shall pay interest on the unpaid principal amount of each Loan, which shall bear interest for each day during each Interest Period with respect thereto at the rate per annum equal to the Base Rate, and such interest shall be payable in arrears on each Interest Payment Date.  If all or a portion of the principal amount of any Loan, the interest payable on any Loan, or any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such unpaid amount shall bear interest at a rate per annum equal to the Base Rate plus 2.0%, and such interest shall accrue from the date of such non-payment until such amount is paid in full (after as well as before judgment) and be payable from time to time on demand.

a.                                      Interest shall be calculated on the basis of a 360-day year for the actual days elapsed.

b.                                      Notwithstanding the foregoing provisions of this Section 4 or any other provision of this Agreement, interest on the Loans and other amounts due hereunder at any time shall be limited to the highest lawful rate that may be charged under the laws of the State of Colorado at such time.

5.                                      Prepayments of Loans. The Borrower may, at its option, as provided in this Section 5, at any time and from time to time prepay the Loans, in whole or in part, upon notice to the Lender specifying (i) the date and amount of prepayment and (ii) the respective amounts of such Loans to be prepaid.  The payment amount specified in such notice shall be due and payable on the date specified.  All prepayments pursuant to this Section 5 shall include accrued interest on the amount prepaid to the date of prepayment.

6.                                      Borrower’s Representations and Warranties. Borrower represents and warrants to Lender that:

a.                                      Borrower (i) has been duly formed and is validly existing in good standing under the laws of the State of Delaware and (ii) is qualified to do business as a foreign entity in good standing in each jurisdiction of the United States in which the ownership of its properties or the conduct of its business requires such qualification and where the failure to so qualify would be reasonably expected to have a material adverse effect on the Borrower and its subsidiaries, taken as a whole; and

b.                                      this Agreement has been duly authorized, executed and delivered by Borrower and constitutes the valid and binding agreement of Borrower, enforceable in accordance with its terms.

7.                                      Conditions of Lending. The obligation of Lender to make any Loan is subject to the conditions precedent that:

a.                                      Each of the representations and warranties set forth in Section 6 is true and accurate on and as of the date of the making of such Loan;

b.             no event has occurred and is continuing or would result from the proposed Loan that constitutes an Event of Default; and

c.                                       the Lender shall have received the Note duly executed by the Borrower pursuant to Section 2.

8.                                      Events of Default. If one or more of the following events of default (each an “Event of Default”) shall occur and be continuing:

a.                                      Borrower shall default in any payment of principal when and as the payment shall become due and payable, or Borrower shall default in any payment of interest as required herein, when the same shall become due and payable, and such default shall continue for a period of three (3) Business Days;

b.                                      Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of its property, (ii) admit in writing of its inability to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under any Bankruptcy Law, (v) file a petition seeking to take advantage of any other law providing for similar relief of debtors, or (vi) consent or acquiesce in writing to any petition duly filed against it in any involuntary case under any Bankruptcy Law; or

c.                                       a proceeding or case shall be commenced, without the application or consent of Borrower in any court of competent jurisdiction seeking (i) its liquidation, reorganization, dissolution or winding up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of its assets, (iii) similar relief in respect of it, under any law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of sixty (60) days (or such longer period, so long as Borrower shall be taking such action in good faith as shall be reasonably necessary to obtain the timely dismissal or stay of such proceeding or case), or (iv) an order for relief shall be entered in an involuntary case under any applicable Bankruptcy Law against Borrower; or

d.                                      a Change of Control shall occur;

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then and in each and every case Lender, by notice in writing to Borrower, may terminate the commitment of Lender hereunder or declare the unpaid balance of the Loans and any other amounts payable hereunder to be forthwith due and payable, and thereupon such balance shall become so due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived; provided that in the case of Section 8(b) and Section 8(c) above, the commitments of Lender hereunder shall automatically terminate and the Loans and any other amounts payable hereunder shall forthwith be due and payable.

9.                                      Notices.

a.                                      All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

i.                                          if to the Borrower, to it at 1625 17th Street, Denver, Colorado 80202, Attention of Chief Financial Officer, Telecopy No. 303-357-7315; messenger delivery to 1625 17th Street, Denver, Colorado 80202; and

ii.                                       if to the Lender, to it at 1625 17th Street, Denver, Colorado 80202, Attention of Chief Financial Officer, Telecopy No. 303-357-7315; messenger delivery to 1625 17th Street, Denver, Colorado 80202.

b.                                      Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

c.                                       The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.                               Waivers; Amendments. No failure or delay by Lender to exercise any right or power shall operate as a waiver thereof, nor shall any partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise of such right or power. No waiver of any right or power of Lender in this Agreement shall be effective unless given in writing signed by Lender. This Agreement may not be amended or modified except by a writing signed by the parties.

11.                               Expenses of Enforcement. Borrower shall reimburse Lender on demand for any fees or other expenses of Lender in connection with the enforcement of this Agreement and the collection of the Loans and any other amounts due Lender hereunder. Borrower agrees, to the fullest extent permitted by law, to indemnify and hold harmless Lender and each of its directors, officers, employees and agents (each an “Indemnified Party”) from and against any and all claims, damages, liabilities and expenses (including without limitation fees and disbursements of counsel) arising out of or in connection with any investigation, litigation or proceeding (whether or not any Indemnified Party is a party) arising out of, related to or in connection with this Agreement, the Loans or any transaction in which any proceeds of all or any part of the Loans made hereunder are applied; provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence, unlawful conduct or willful misconduct of such Indemnified Party.

12.                               Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and permitted assigns. Borrower may not assign this Agreement or delegate any of its duties hereunder without the express written consent of Lender.

13.                               Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Colorado.

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14.                               Headings; Section References. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions. References to Sections in this Agreement are to Sections of this Agreement.

15.                               Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

16.                               Entire Agreement. This instrument and any other loan documents executed in connection herewith constitute the entire Agreement between Lender and Borrower relating to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties relating to the subject matter hereof.

17.                               No Third-Party Beneficiaries. The agreement of Lender to make Loans to Borrower on the terms and conditions set forth in this Agreement is solely for the benefit of Borrower, and no other person has any rights hereunder against Lender or with respect to the extension of credit contemplated hereby.

18.                               Special Exculpation. No claim may be made by Borrower or any other person against Lender or the directors, officers, employees, attorneys or agents of Lender for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or relating to this Agreement or any other financing document or the transactions contemplated hereby or thereby, or any act, omission or event occurring in connection therewith, and Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

19.                               Waiver of Jury Trial. Each of Borrower and Lender hereby irrevocably waives, to the fullest extent permitted by law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

20.                               Severability. If any term or provision of this Agreement shall be determined to be illegal or unenforceable, all other terms and provisions of this Agreement shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

21.                               Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement.

[Signatures on following page]

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In witness whereof, the parties have caused this Agreement to be executed by their proper officers on the day and year first above written.

Antero Resources Corporation

By:	/s/ Alvyn A. Schopp
	Name:	Alvyn A. Schopp
	Title:	Chief Administrative Officer and
Regional Vice President

Antero Resources Midstream LLC

By:	/s/ Alvyn A. Schopp
	Name:	Alvyn A. Schopp
	Title:	Authorized Person

Signature Page to Intercompany Credit Agreement

Exhibit A

“Bankruptcy Law” means Title 11 of the United States Code entitled “Bankruptcy,” as amended from time to time, and any similar other applicable law or statute in any other jurisdiction as amended from time to time.

“Base Rate” means the three month LIBO Base Rate plus 2.5%.

“Business Day” means any day that is not (i) a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by law to remain closed; or (ii) a day on which banks are not open for dealings in United States dollar deposits in the London interbank market.

“Change of Control” means any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of Borrower’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by Lender; (ii) the dissolution or liquidation of Borrower; (iii) the consolidation or merger of Borrower with or into another Person pursuant to a transaction in which the outstanding membership interests of Borrower are changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding membership interests of Borrower are changed into or exchanged for Voting Securities of the surviving entity or its parent and (b) Lender continues to own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving entity or its parent immediately after such transaction; and (iv) other than Lender and its affiliates, a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding membership interests of Borrower, except in a merger or consolidation which would not constitute a Change of Control under clause (iii) above.  Notwithstanding the foregoing, however, neither a “Qualified Public Offering” nor the “IPO Conversion” (as such terms are defined in the limited liability company agreement of Borrower) shall constitute a Change of Control for purposes of this Agreement.

“Credit Facility” means the Fourth Amended and Restated Credit Agreement dated as of November 4, 2010 among Antero Resources Corporation, Antero Resources Piceance Corporation, Antero Resources Pipeline Corporation and Antero Resources Appalachian Corporation, as Borrowers, certain subsidiaries of Borrowers, as Guarantors, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, N.A., as Syndication Agent, Bank of Scotland Plc, Union Bank, N.A., Credit Agricole Corporate and Investment Bank, BNP Paribas and Deutsche Bank Trust Company Americas, as Co-Documentation Agents and J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Bookrunners, as amended, restated or replaced from time to time.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Interest Payment Date” means as to any Loan, the first to occur of (i) the last day of the Interest Period with respect thereto or (ii) the Maturity Date.

“Interest Period” means, with respect to any Loan, the period commencing on the Borrowing Date with respect to such Loan and ending one month thereafter, and each one month period thereafter until such Loan has been repaid, provided, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           the Borrower may not request a Loan with an Interest Period that would extend beyond the Maturity Date; and

(iii)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

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“LIBO Base Rate” means, with respect to each day during each Interest Period pertaining to a Loan, the rate per annum determined on the basis of the rate for deposits in United States Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR03 Page as of 11:00 A.M., London time, one business day prior to the beginning of such Interest Period.  In the event that such rate does not appear on such page (or otherwise on such screen), the “LIBO Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by Lender or, in the absence of such availability, by reference to the rate at which Lender is offered United States Dollar deposits at or about 11:00 A.M., London time, one business day prior to the beginning of such Interest Period.

“Person” means a corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity.

“Voting Securities” means securities of any class of Person entitling the holders thereof to vote in the election of members of the board of directors or other similar governing body of the Person; provided, that in the case of the limited partnership, Voting Securities shall include common units representing limited partner interests.

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Exhibit B

REVOLVING NOTE

New York, New York	$

FOR VALUE RECEIVED, the undersigned, Antero Resources Midstream LLC, a Delaware limited liability company, (the “Borrower”), hereby unconditionally promises to pay to Antero Resources Corporation, a Delaware corporation (herein called “Lender”), the principal sum equal to its Commitment Amount as set forth in the Credit Agreement (as hereinafter defined), or, if greater or less, the aggregate unpaid principal amount of the Loans made by Lender to Borrower pursuant to the terms of the Credit Agreement, together with interest on the unpaid principal balance thereof as set forth in the Credit Agreement, both principal and interest payable as therein provided in lawful money of the United States of America at the offices of Lender provided in Section 9.a.ii of the Credit Agreement, or at such other place, as from time to time may be designated by Lender in accordance with the Credit Agreement.

This Revolving Note (herein called “Note”) (a) is issued and delivered under that certain Intercompany Credit Agreement dated as of dated as of October 16, 2013, among the Borrower and the Lender (herein, as from time to time supplemented, amended, restated or otherwise modified, called the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings specified in the Credit Agreement), and (b) is subject to the terms and provisions of the Credit Agreement, which contains provisions for payments and prepayments hereunder and acceleration of the maturity hereof upon the happening of certain stated events.  Payments on this Note shall be made and applied as provided in the Credit Agreement.  Reference is hereby made to the Credit Agreement for a description of certain rights, limitations of rights, obligations and duties of the parties hereto and for the meanings assigned to terms used and not defined herein.

The principal amount of this Note, together with all interest accrued hereon, shall be due and payable in full on the Maturity Date or as otherwise provided under the Credit Agreement.

Notwithstanding the foregoing paragraph and all other provisions of this Note, in no event shall the interest payable hereon, whether before or after maturity, exceed the maximum amount of interest which, under applicable law, may be contracted for, charged, or received on this Note, and this Note is expressly made subject to the provisions of the Credit Agreement which more fully set out the limitations on how interest accrues hereon.  The term “applicable law” as used in this Note shall mean the laws of the State of Colorado or the laws of the United States, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

If this Note is placed in the hands of an attorney for collection after default, or if all or any part of the Loans represented hereby is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief, probate or other court proceedings, Borrower and all endorsers, sureties and guarantors of this Note jointly and severally agree to pay reasonable attorneys’ fees and collection costs to the holder hereof in addition to the principal and interest payable hereunder.

Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment, notice of demand and of dishonor and nonpayment of this Note, protest, notice of protest, notice of intention to accelerate the maturity of this Note, declaration or notice of acceleration of the maturity of this Note, diligence in collecting, the bringing of any suit against any party and any notice of or defense on account of any extensions, renewals, partial payments or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity.

This Note and the rights and duties of the parties hereto shall be governed by the laws of the State of Colorado, except to the extent the same are governed by applicable federal law.

THIS NOTE, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE

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OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

ANTERO RESOURCES MIDSTREAM LLC

By:
Name: Alvyn A. Schopp
Title: Authorized Person

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